Exhibit 10.1

AMENDMENT NO. 3 TO STANDBY EQUITY PURCHASE AGREEMENT

THIS AMENDMENT NO. 3 (the “Amendment”), dated as of December 29, 2022, to the Standby Equity Purchase Agreement dated as of April 28, 2022, as amended by Amendment No. 1 thereto dated as of June 13, 2022 and Amendment No 2. thereto dated as of November 14, 2022 (as amended, the “SEPA”), by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), and Eos Energy Enterprises, Inc., a company incorporated under the laws of the State of Delaware (the “Company”, and together with the Investor, the “Parties”), is being executed at the direction of the Parties.

WHEREAS, Section 13.02 of the SEPA permits the Parties to amend the SEPA through an instrument in writing signed by the Parties.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the Parties agree as follows:

1. The defined term “Commitment Amount” in Section 1.14 of the SEPA is hereby deleted in its entirety and replaced with the following:

“Commitment Amount” shall mean $75,000,000 of Common Shares, provided that, the Company shall not effect any sales under this Agreement and the Investor shall not have the obligation to purchase Common Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares issued under this Agreement, when aggregated with the issuance of any Common Shares pursuant to any Convertible Note (whether such issuances of Common Shares are effected solely pursuant to the terms of such Convertible Note or pursuant to the terms of the SEPA), would exceed 19.99% of the outstanding Common Shares as of the date of Amendment No. 3 hereto (the “Exchange Cap”); provided further that, the Exchange Cap will not apply (a) if the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Principal Market or (b) to sales of Common Shares at a price that equals or exceeds $1.08 per share (which represents the lower of (i) the Nasdaq Official Closing Price on the Trading Day immediately preceding the date of Amendment No. 3 hereto; or (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the date of Amendment No. 3 hereto); provided that in the case of clause (b) that the average price of all applicable sales of Common Shares hereunder after the date of Amendment No. 3 hereto equals or exceeds $1.08 per share.

For purposes of this Section 1.14, “Convertible Note” shall mean any promissory note or similar instrument convertible into, exchangeable or exercisable for Common Shares that is issued by the Company to the Investor as a pre-advance loan pursuant to Section 2.05 hereof, that, pursuant to its terms, provides for any amount outstanding thereunder to be offset by an issuance of Common Shares to the Investor under the terms of this Agreement.

3. This Amendment supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein. Except as specifically set forth in this Amendment, no other provision of SEPA shall be deemed amended or modified and the SEPA shall otherwise remain in full force and effect. For the avoidance of doubt, the Company shall not be entitled to any reduction or refund of any fees paid under the SEPA, pursuant to Section 13.04, or otherwise.

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The Parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

COMPANY:
Eos Energy Enterprises, Inc.

By:	/s/ Melissa Berube
Name:	Melissa Berube
Title:	General Counsel

INVESTOR:
YA II PN, LTD.

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Member

[Signature Page to Amendment No. 3]